VICOR TECHNOLOGIES ANNOUNCES RECEIPT OF 510(K) APPROVAL
TO MARKET ITS PD2I ANALYZER
PD2i Technology At Core of Future Platforms for
Risk Stratification of Trauma and Sudden Cardiac Death
BOCA RATON, FL — January 6, 2009 — David H. Fater, President and CEO of Vicor Technologies, Inc., today announced that on December 29, 2008 Vicor Technologies received FDA 510(k) approval (K082709) to market its PD2i Analyzer, permitting immediate commercialization of the technology. Vicor Technologies, Inc. (OTCBB: VCRT) is a development-stage biotechnology company focused on the commercialization of innovative non-invasive diagnostics using its patented, proprietary PD2i algorithm for cardiovascular and trauma use.
The PD2i Analyzer uses Vicor’s patented, proprietary point correlation dimension algorithm (PD2i), a deterministic, non-linear measure that analyzes ECG data to risk stratify target populations as to future life threatening or fatal events. Specifically, the PD2i Analyzer provides physicians with insight into heart rate complexity over time.
According to Mr. Fater, “FDA 510(k) approval to commercialize the PD2i Analyzer is a milestone for Vicor. The intended use of the Vicor PD2i Analyzer is to display and analyze electrocardiographic information and to measure heart rate complexity. The clinical significance of heart rate variability, and other parameters, must be determined by the physician.”
Vicor has developed a private-label PD2i Analyzer ECG with an original equipment manufacturer (OEM). During the first quarter of 2009, Vicor plans to launch the PD2i Analyzer ECG to its National Cardiac Panel of several hundred cardiologists and have it marketed for general use to other physicians by the OEM.
Mr. Fater continued “Marketing approval from the FDA represents a major step in our strategic marketing plan as the commercialization of the PD2i Analyzer paves the way for expansion of our technology platform, first through the anticipated approval of our triage diagnostic, the PD2i VS, and then for the PD2i CA for risk stratification of sudden cardiac death, both of which are currently in the regulatory process.”
Vicor’s PD2i VS, which accurately identifies those in need of immediate life saving intervention (LSI), is poised to revolutionize trauma triage in both combat and civilian arenas, The PD2i VS is currently in clinical trials under a collaborative effort with the U.S. Army Institute for Surgical Research (http://www.usaisr.amedd.army.mil/). Vicor anticipates 510(k) clearance for this product in 2009.
Vicor’s PD2i CA, is an accurate, easy-to-use tool for identifying patients at high risk of sudden cardiac death (SCD) and who would benefit from an implantable cardioverter defibrillator (ICD). With more than 500,000 deaths yearly, SCD is the leading cause of death in the United States. There is currently no technology that accurately identifies patients at risk of sudden cardiac death. The PD2i CA is the subject of the VITAL trial, a multi-site, multi-year study being conducted by the Harvard Clinical Research Institute. Vicor expects 510(k) clearance for the Cardiac Analyzer by early 2010.

About Vicor Technologies, Inc.
Vicor Technologies is a development-stage biotechnology company creating innovative non-invasive diagnostics employing its patented, proprietary point correlation dimension algorithm (PD2i.) The PD2i is a deterministic, non-linear measure that analyzes electrophysiological potentials to predict future pathological events with a high degree of accuracy in target populations.
Vicor currently has three products employing the PD2i algorithm. The PD2i Analyzer, now in commercialization, measures heart rate variability. The PD2i VS (Vital Sign), in clinical trials under a collaborative effort with the U.S. Army Institute for Surgical Research (http://www.usaisr.amedd.army.mil/), risk stratifies combat and civilian trauma victims. The PD2i CA (Cardiac Analyzer), in a multi-site, multi-year trial (the VITAL Trial) being conducted by the Harvard Clinical Research Institute, identifies patients at risk of suffering sudden cardiac death.
Vicor anticipates additional applications employing the PD2i to enable early detection and risk stratification for a variety of other disorders and diseases. Additional information is available at www.vicortech.com.
The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to obtain FDA approval of the PD2i VS for military and civilian applications and the PD2i Cardiac Analyzer, our ability continue to receive financing sufficient to continue operations and complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.
Release 09-01
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INVESTOR CONTACT	MEDIA CONTACT
David H. Fater Vicor Technologies, Inc. 561.995.7313 dfater@vicortech.com	Robin Schoen Robin Schoen Public Relations 215.504.2122 schoenpr@comcast.net